Exhibit 23.4

December 1, 2014

Aramark

1101 Market Street

Philadelphia, PA 19107

Attention: Stephen R. Reynolds, General Counsel

Re:	Consent to be Named in Registration Statement

Ladies and Gentlemen:

The undersigned hereby consents, pursuant to Rule 438 of the Securities Act of 1933, as amended (the “Act”) to be named as a nominee for director of Aramark (the “Company”) in the Registration Statement on Form S-1 under the Act filed by the Company in accordance with the Company’s certificate of incorporation and bylaws and accepts such nomination. The undersigned also hereby confirms the undersigned’s intent to serve as director of the Company.

Sincerely yours,

/s/ Irene M. Esteves
Irene M. Esteves